                                                        Exhibit 2










                   PURCHASE AND SALE AGREEMENT



                             between



                      HECLA MINING COMPANY
                            ("Hecla")



                              -and-



                 CONSOLIDATED SILVER CORPORATION
                           ("Con Sil")









                     DATED:  August 23, 1995

                        TABLE OF CONTENTS


     RECITALS AND DEFINITIONS. . . . . . . . . . . . . . . . .  3

     Section 1   Agreement of Purchase and Sale. . . . . . . .  3

     Section 2   Consideration . . . . . . . . . . . . . . . . .4

     Section 3   Closing . . . . . . . . . . . . . . . . . . . .4

     Section 4   Cooperation in Structuring Transaction. . . . .4

     Section 5   Representations and Warranties of Hecla . . . .4

     Section 6   Representations and Warranties of Con Sil . . .5

     Section 7   Hecla's Covenants . . . . . . . . . . . . . . .5

     Section 8   Con Sil's Covenants . . . . . . . . . . . . . .6

     Section 9   Hecla's Conditions Precedent to Closing . . . .7

     Section 10  Con Sil's Conditions Precedent to Closing . . .8

     Section 11  Hecla's Right of Offer. . . . . . . . . . . . .8

     Section 12  Survival. . . . . . . . . . . . . . . . . . . 10

     Section 13  General
     (a)  Entire Agreement . . . . . . . . . . . . . . . . . . 10
     (b)  Notices. . . . . . . . . . . . . . . . . . . . . . . 10
     (c)  Transfer . . . . . . . . . . . . . . . . . . . . . . 10
     (d)  Continuing Cooperation . . . . . . . . . . . . . . . 11
     (e)  Controlling Law; Attorney Fees . . . . . . . . . . . 11
     (f)  No Strict Construction . . . . . . . . . . . . . . . 11
     (g)  Execution in Counterparts. . . . . . . . . . . . . . 11
     (h)  Severability . . . . . . . . . . . . . . . . . . . . 11
     (i)  Captions . . . . . . . . . . . . . . . . . . . . . . 11
     (j)  Currency . . . . . . . . . . . . . . . . . . . . . . 12

                            EXHIBITS

EXHIBIT A:     Contract dated April 27, 1995, between Minera
               Hecla, S.A. de C.V. and Minera Portree de
               Zacatecas, S.A. de C.V. ("Ojo Caliente Agreement")

EXHIBIT B:     Hecla's expenditures

                   PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (hereinafter referred to as "Agreement") is made and effective this 23rd day of August, 1995, by and between Hecla Mining Company, a Delaware corporation, whose address is 6500 Mineral Drive, Coeur d'Alene, Idaho 83814-8788 (hereinafter referred to as "Hecla"), and Consolidated Silver Corporation, an Idaho corporation, whose address is 6500 Mineral Drive, Coeur d'Alene, Idaho 83814-8788 (hereinafter referred to as "Con Sil").


                    RECITALS AND DEFINITIONS


     WHEREAS, Hecla's wholly-owned Mexican subsidiary, Minera Hecla, S.A. de C.V. (hereinafter referred to as "Minera Hecla")(Minera Hecla and Hecla are sometimes collectively referred to hereinafter as "Hecla") is a party to that certain Contract dated April 27, 1995, with Minera Portree de Zacatecas, S.A. de C.V. (hereinafter referred to as "Portree") a copy of which is attached hereto as Exhibit A, incorporated herein by this reference (hereinafter referred to as the "Ojo Caliente Agreement");

     WHEREAS, Minera Hecla holds certain rights and obligations pursuant to the Ojo Caliente Agreement, including, without limitation, the right to manage the affairs of and to acquire certain capital stock in Minera El Morro, S.A. de S.V., a Mexican corporate entity (hereinafter referred to as "Minera El Morro"), formed pursuant to the Ojo Caliente Agreement to hold title to, explore and develop the mineral potential of certain mining concessions and other rights and properties described therein (hereinafter referred to as the "Property");

     WHEREAS, Hecla wishes to sell to Con Sil and Con Sil wishes to purchase from Hecla all of Minera Hecla's rights, duties and obligations, and any and all stock held by Minera Hecla in Minera
El Morro pursuant to the Ojo Caliente Agreement, all on the terms and conditions specified in this Agreement;

     NOW, THEREFORE, the parties, intending to be legally bound, do hereby agree as follows:


                            AGREEMENT


     1. AGREEMENT OF PURCHASE AND SALE. Hecla hereby agrees to cause Minera Hecla to sell and assign to Con Sil, and Con Sil does hereby agree to purchase, or cause a wholly-owned subsidiary of Con Sil to purchase, and assume from Hecla, all on the terms and conditions specified herein, all of Minera Hecla's rights, duties and obligations pursuant to the Ojo Caliente Agreement, and any and all capital stock of Minera El Morro in the possession of Hecla or its subsidiaries pursuant to the Ojo Caliente Agreement upon the Closing of this Agreement.

     2. CONSIDERATION. Con Sil shall pay to Hecla in cash at Closing the aggregate amount of all of expenditures incurred by Hecla or Minera Hecla in (i) the acquisition of the Ojo Caliente Agreement, (ii) pursuant to the Ojo Caliente Agreement, and (iii) for the benefit of Minera El Morro's Property, subject to Section 7(a) of this Agreement (the "Purchase Price"), in consideration of Hecla's grant of its rights pursuant to the Ojo Caliente Agreement. Hecla's expenditures through the dates indicated therein are summarized in Exhibit B, attached hereto and incorporated herein by this reference.

     3. CLOSING. The closing of the transactions contemplated by this Agreement shall take place within three (3) business days after the later to occur of: (i) Con Sil's shareholder meeting and (ii) Con Sil's closing of the Sunshine Agreement (as that term in hereinafter defined), in accordance with Section 8(b) of this Agreement, but in any event no later than November 15, 1995, at Hecla's Coeur d'Alene, Idaho offices, or such other time and place as may be mutually agreed upon by Hecla and Con Sil. At Closing, Hecla shall deliver to Con Sil (i) a fully executed and acknowledged assignment and assumption, in a form registrable by all applicable governmental authority, conveying Minera Hecla's rights in the Ojo Caliente Agreement; (ii) any and all stock held by Minera Hecla in Minera El Morro to Con Sil; and (iii) a summary of Hecla's expenditures to the date of Closing, presented in substantially the same form as Exhibit B. All taxes assessed on the transaction and all registration and recording fees shall be paid by Con Sil.

     4. COOPERATION IN STRUCTURING TRANSACTION. Hecla and Con Sil shall cooperate with each other in structuring and in closing the transactions contemplated herein in a manner which will minimize taxes payable to all jurisdictions on the transfers of Minera Hecla's rights in the Ojo Caliente Agreement and shares of stock from Minera Hecla to Con Sil, and Con Sil shall have the right to form such subsidiary companies as are necessary, proper or convenient to the completion of such transfers, and each of Hecla and Con Sil shall cause their respective subsidiary companies to take all such actions as are necessary, proper and convenient in completion thereof.

     5. REPRESENTATIONS AND WARRANTIES OF HECLA. Hecla represents and warrants to Con Sil:

          (a) That it and its affiliates are corporations duly incorporated and in good standing in their respective states or jurisdictions of their incorporation;

          (b) That it has the capacity to enter into this Agreement with respect to the transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken or shall be properly taken prior to Closing;

          (c) That entering into and performing this Agreement will not breach any other agreement or arrangement to which it is a party;

          (d) That this Agreement has been duly executed by its authorized representatives, and is valid and binding upon it in accordance with its terms;

          (e) That the Ojo Caliente Agreement is valid and binding, no default exists with respect to Hecla's performance thereof, and Minera Hecla may assign its interest therein in accordance with the terms thereof.

     6. REPRESENTATIONS AND WARRANTIES OF CON SIL. Con Sil represents and warrants to Hecla:

          (a) That it is a corporation duly incorporated and in good standing in its state of incorporation;

          (b) That it has the capacity to enter into this Agreement with respect to the transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken or shall be properly taken prior to Closing;

          (c) That entering into and performing this Agreement will not breach any other agreement or arrangement to which it is a party;

          (d) That this Agreement has been duly executed by its authorized representatives, and is valid and binding upon it in accordance with its terms.

     7. HECLA'S COVENANTS. Between the effective date of this Agreement and the Closing:

          (a) Hecla shall expend no more than an aggregate total of eight hundred thousand dollars ($800,000): (i) in the acquisition of the Ojo Caliente Agreement; (ii) pursuant to the Ojo Caliente Agreement; and (iii) for the benefit of Minera El Morro's Property. Any expenditures by Hecla in excess of the amount specified herein shall not be payable pursuant to Section 2 of this Agreement.

          (b) Hecla shall permit Con Sil and its representatives, at Con Sil's sole risk and expense, to have full access to

     Minera El Morro's Property and all books and records in Hecla's possession pertaining thereto;

          (c) Hecla shall make its personnel and documents related the transaction contemplated hereby reasonably available to Con Sil as it may from time to time request;

          (d) Hecla shall furnish such necessary information and reasonable assistance as may be necessary to complete the transactions contemplated herein;

          (e) Hecla shall operate Minera El Morro's Properties and perform its obligations under the Ojo Caliente Agreement in accordance with its terms, consistent with past management practices and as a reasonably prudent operator.

          (f) Hecla shall report to Con Sil all significant activities, exploration results and such other material developments which occur with respect to the Ojo Caliente Agreement or concerning Minera El Morro's Property.

          (g) Hecla shall not amend, or take any steps to amend, the Ojo Caliente Agreement, nor shall Hecla grant any interest in or otherwise encumber the Ojo Caliente Agreement, except with the express written consent of Con Sil, which consent shall not be unreasonably withheld.

          (h) Hecla shall perform and complete prior to the Closing all actions necessary to facilitate the assignment and assumption of the Ojo Caliente Agreement and of any and all stock held by Minera Hecla in Minera El Morro pursuant to the terms of this Agreement.

          (i) Hecla shall not issue any press release or make other publication of the terms of this Agreement without giving notice prior to such release or publication together with a draft thereof to Con Sil, and obtaining the written consent of Con Sil thereto, which consent shall not be unreasonably withheld. Con Sil's consent shall not be required for such press releases and announcements as may be required by law or by any securities exchange on which Hecla's stock is traded, and Con Sil shall nevertheless be provided with prior notice of such release or publication together with a draft of any such press release.

     8. CON SIL'S COVENANTS. Between the effective date of this Agreement and the Closing:

          (a) Con Sil shall furnish such necessary information and reasonable assistance as may be necessary to complete the transactions contemplated herein;

          (b) Con Sil shall complete prior to the Closing a meeting of its shareholders, and at such meeting its shareholders shall consider for their approval the transaction documented by that certain Purchase Agreement among Con Sil and Sunshine Precious Metals, Inc., dated July 1, 1995 (herein referred to as the "Sunshine Agreement"), and, if such shareholder approval is obtained, Con Sil shall complete the closing of the Sunshine Agreement;

          (c) Con Sil shall report to Hecla all significant activities, results and such other material developments which occur which may effect Con Sil's obligations pursuant to this Agreement;

          (d) Con Sil shall perform and complete prior to the Closing all actions necessary to facilitate the assignment and assumption of the Ojo Caliente Agreement and of any and all stock held by Minera Hecla in Minera El Morro pursuant to the terms of this Agreement;

          (e) Con Sil shall not issue any press release or make other publication of the terms of this Agreement without giving notice prior to such release or publication together with a draft thereof to Hecla, and obtaining the written consent of Hecla thereto, which consent shall not be unreasonably withheld. Hecla's consent shall not be required for such press releases and announcements as may be required by law or by any securities exchange on which Con Sil's stock is traded, and Hecla shall nevertheless be provided with prior notice of such release or publication together with a draft of any such press release.

     9. HECLA'S CONDITIONS PRECEDENT TO CLOSING. Hecla shall not be obligated to close the transactions contemplated by this Agreement unless and until all of the following conditions precedent are met at or before the time of Closing, unless waived in writing by Hecla:

          (a) No outstanding material liens, encumbrances or other liabilities shall exist against Hecla's interest in the Ojo
     Caliente Agreement;

          (b) Each of Con Sil's representations and warranties set forth in Section 6 of this Agreement shall be true and correct;

          (c) Con Sil shall have completed a meeting of its shareholders, and at such meeting its shareholders shall have approved the Sunshine Agreement;

          (d) Con Sil shall have completed the closing of the Sunshine Agreement in accordance with its terms and conditions.

     10. CON SIL'S CONDITIONS PRECEDENT TO CLOSING. Con Sil shall not be obligated to close the transactions contemplated by this Agreement unless and until all of the following conditions precedent are met at or before the time of Closing, unless waived in writing by Con Sil:

          (a) No outstanding material liens, encumbrances or other liabilities shall exist against Hecla's interest in the Ojo
     Caliente Agreement;

          (b) Each of Hecla's representations and warranties set forth in Section 5 of this Agreement shall be true and correct;

          (c) Hecla shall have received no notice of any breach of or default in its performance of its obligations under any material term of the Ojo Caliente Agreement;

          (d) Con Sil shall have completed a meeting of its shareholders, and at such meeting its shareholders shall have approved the transaction documented by that certain Purchase Agreement among Con Sil and Sunshine Precious Metals, Inc., dated July 1, 1995;

          (e) Con Sil shall have completed the closing of the Sunshine Agreement in accordance with its terms and conditions.

     11.  HECLA'S RIGHT OF OFFER.  From and after Closing:

          (a) If at any time during the exploration or development of the Property Con Sil or Minera El Morro wish to sell, option, enter into a farmout, lease, joint venture, or other agreement whereby Con Sil or Minera El Morro would transfer or grant any portion of or all of its rights in Minera El Morro or the Property to a third party (hereinafter referred to as an "Opportunity"), Con Sil shall provide written notice to Hecla of the Opportunity containing a detailed explanation of the terms and conditions thereof. Hecla shall have sixty (60) days after its receipt of such notice in which to provide Con Sil with a written notice of its exercise of its right to enter into an agreement with Con Sil or Minera El Morro on the terms contained in Con Sil's notice of Opportunity to Hecla. In the event that Hecla elects to exercise its right to acquire the Opportunity pursuant to this Section 11 of this Agreement, Hecla and Con Sil shall promptly and in good faith proceed to finalize and execute a written agreement setting forth the terms thereof within thirty (30) days of Hecla's notice. In the event Hecla does not exercise its right under this Section 11 of this Agreement within said sixty (60) day period Con Sil or Minera El Morro may for a period of one hundred eighty (180) days thereafter negotiate and enter into an agreement with any third party on terms no more favorable to such third party as those offered to and refused by Hecla. In the event Con Sil or Minera El Morro does not enter into an agreement with a third party on such terms within one hundred eighty (180) days of Hecla's refusal, Hecla's rights pursuant to this Section 11 of this Agreement shall be automatically revived, and Con Sil shall again be obligated to provide notice to Hecla of its or of Minera El Morro's intention to enter into an agreement with third parties as provided for herein.

          (b) In the event that Con Sil or Minera El Morro cancels or terminates, or receives notice of any cancellation or termination of a sale, option, farmout, lease, joint venture, or other agreement whereby a third party obtained or would obtain any portion of or all Con Sil's rights in Minera El Morro or its Property, Con Sil shall give written notice of such cancellation or termination to Hecla, together with a summary and copies of supporting documentation of all additions to mineral reserves located on the Properties and feasibility studies prepared with respect to the Properties as a whole. In the event that Con Sil or Minera El Morro thereafter seek participation of a third party in the manner described in Section 11(a) of this Agreement, Con Sil or Minera El Morro shall first provide Hecla with the notices, and Hecla may exercise the rights specified, therein.

          (c) In the event that Con Sil or Minera El Morro intends to abandon or otherwise surrender its interest in Minera El Morro or any of its Property, without receiving any consideration therefor, Con Sil shall first give written notice of its intention to Hecla prior to March 1 of the year in which Con Sil intends to abandon or surrender such Property or interest, and offer to transfer or assign such Property or interest to Hecla at no cost to Hecla other than as specified hereinbelow, and Hecla shall have fifteen (15) business days to elect to accept Con Sil's or Minera El Morro's transfer or assignment and pay the cost of conveyancing and recording.
     Con Sil and Minera El Morro shall provide any records in its possession as requested by Hecla that relates to any Property or interest being abandoned by Con Sil and transferred to Hecla. In the event Con Sil does not advise Hecla by March 1 of such year of its intentions to abandon or surrender any of Minera El Morro's Property or part(s) thereof, and in the absence of written consent from Hecla thereto, Con Sil shall maintain and cause Minera El Morro to maintain all its properties in good standing, make all filings and pay all taxes, assessment, rental, advance royalty or other fees associated therewith necessary or convenient to keep all Minera El Morro's Property in good standing until March 31 of the following year. Furthermore, Con Sil shall perform or ensure the performance by Minera El Morro of all reclamation work required by agreement or by local, state or federal law, regulations or permits with respect to the abandoned property transferred to Hecla pursuant to this Section 11 of this Agreement.

     12. SURVIVAL. The provisions of Section 11 of this Agreement shall be deemed to survive the Closing of the transactions contemplated herein, and are expressly agreed by the parties not to be merged into any closing document.

     13.  GENERAL.

          (a) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes and replaces any and all other agreements.

          (b)  NOTICES.  All notices and other communications
     ("Notices") to a party hereto shall be in writing and shall be addressed respectively as follows:

     If to Hecla:   Hecla Mining Company
                    6500 Mineral Drive
                    Coeur d'Alene, Idaho  83814-8788
                    ATTN:  Vice President - Metal Mining

     If to Con Sil: Consolidated Silver Corporation
                    6500 Mineral Drive
                    Coeur d'Alene, Idaho  83814-8788
                    ATTN:  President

          All Notices shall be given either by personal delivery to the party, or by electronic communication, with an original copy and confirmation sent by registered mail return receipt requested, or by registered mail return receipt requested.
     All Notices shall be effective and shall be deemed delivered:
     (i) If by personal delivery on the date of delivery during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, and (ii) if by electronic communication on the next business day following receipt of the electronic communication, and
     (iii) if solely by mail on the next business day after actual receipt. A party may change its address by Notice to the other parties hereto.

          (c) TRANSFER. Subject to Section 11 hereof, Con Sil shall not transfer or assign, and shall not allow Minera El Morro to transfer or assign, any portion or all the Property in respect of which there exists an obligation to Hecla hereunder unless the transferee or assignee first agrees in writing to assume the obligations of Con Sil to Hecla under the terms of this Agreement.

          (d) CONTINUING COOPERATION. Each of the parties hereto, upon the request of the other party, shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered all such further acts, documents, assignments, transfers, conveyances, and assurances, both before and after Closing, as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

          (e) CONTROLLING LAW; ATTORNEY FEES. The terms and conditions of this Agreement shall be interpreted in accordance with the laws of the State of Idaho, United States of America, and any dispute of fact or law arising as a result of the transactions contemplated by this Agreement shall be resolved by the appropriate Idaho state court or in the United States District Court for the District of Idaho, and the parties hereto do hereby submit and consent to the exclusive jurisdiction of the above-mentioned courts for purposes of resolving any dispute arising under this Agreement. The prevailing party in any dispute arising in connection with this agreement shall be entitled to an award of its reasonable attorneys' fees, expenses and costs.

          (f) NO STRICT CONSTRUCTION. This Agreement and wording contained herein have been arrived at by the mutual negotiation of the parties. Accordingly, no provision of this Agreement shall be construed against one party or in favor of another party merely by reason of draftsmanship.

          (g) EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but which together shall be deemed to constitute one and the same instrument.

          (h) SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement.

          (i) CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement, and the captions shall not be construed to limit, characterize, or in any way affect any provision of this Agreement.

          (j) CURRENCY. All references to money in this Agreement are references to the lawful currency of the United States of America, unless expressly stated otherwise herein.

     IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

HECLA MINING COMPANY               CONSOLIDATED SILVER CORPORATION




By: /s/ J. T. Heatherly                 By: /s/ Gerald G. Carlson
   ---------------------------             -----------------------
Name:   J. T. Heatherly                 Name:   Gerald G. Carlson
Title:  Vice President - Controller     Title:  Vice President

ATTEST:                                 ATTEST:




By: /s/ Michael B. White                By: /s/ Nathaniel K. Adams
   ---------------------------             ------------------------
Name:   Michael B. White                Name:   Nathaniel K. Adams
Title:  Vice President - Secretary      Title:  Assistant Secretary